Exhibit 99.1

News Release

Newell Brands Announces Restructuring Program

Project Phoenix Expected to Drive Further Simplification and Efficiencies

Targeting Annualized Pre-Tax Savings of $220 to $250 Million

ATLANTA, GA – January 23, 2023 – Newell Brands (NASDAQ: NWL) today announced a restructuring and savings initiative, Project Phoenix, that aims to strengthen the company by leveraging its scale to further reduce complexity, streamlining its operating model and driving operational efficiencies.

“We are taking action to simplify and strengthen our organization by leveraging the scale and power of One Newell to optimize our cost structure and operate more efficiently. Specifically, we are evolving our operating model into three operating segments based on similarities of consumer and customer dynamics, which will reduce duplication and yield synergies,” said Chief Executive Officer, Ravi Saligram. “Based on the success of Project Ovid, we are moving to a unified global manufacturing organization that we expect to drive meaningful margin improvement in the long term. Also, we are reducing international fragmentation by moving to a One Newell go-to-market approach in key geographies. These actions are a continuation of the simplification agenda that we have driven over the last four years and in response to the difficult macro environment. We expect to unlock significant savings from the restructuring initiatives, which should help partially offset the impact of macro-economic pressures on the business, while making us a more nimble and agile organization.”

Project Phoenix is expected to be substantially implemented by the end of 2023. It incorporates a variety of initiatives designed to simplify the organizational structure, streamline the company’s real estate, centralize its supply chain functions, which include manufacturing, distribution, transportation and customer service, transition to a unified One Newell go-to-market model in key international geographies, and otherwise reduce overhead costs.

In connection with Project Phoenix the company expects to realize annualized pre-tax savings in the range of $220 to $250 million when fully implemented. Restructuring and related charges associated with these actions are estimated to be in the range of $100 to $130 million and are expected to be substantially incurred by the end of 2023. The restructuring plan is expected to result in the elimination of approximately 13% of office positions. The company will begin reducing headcount in the first quarter 2023, with most of these actions expected to be completed by the end of 2023, subject to local law and consultation requirements.

To drive further simplification and unlock additional efficiencies and synergies within the organization, Newell Brands will implement a new operating model, consolidating its five operating segments into three operating segments. The company will combine its previously reported Commercial Solutions, Home Appliances and Home Solutions segments into one operating segment, Home & Commercial Solutions. Learning & Development and Outdoor & Recreation will remain as the company’s other two operating segments. The company will report on this basis commencing January 1, 2023.

Effective immediately, Kris Malkoski has been named the Segment CEO for Learning & Development, Mike McDermott has been named the Segment CEO for Home & Commercial Solutions, and Jim Pisani has been named Segment CEO for Outdoor & Recreation. Dennis Senovich, Chief Supply Chain Officer, will lead the company’s manufacturing, distribution, transportation and customer service functions globally.

6655 Peachtree Dunwoody Road    NASDAQ: NWL

Atlanta, GA 30328                          www.newellbrands.com

+1 (770) 418-7000

News Release

The company will provide additional details about Project Phoenix during its upcoming fourth quarter and full year 2022 earnings call on February 10th, 2023.

About Newell Brands

Newell Brands (NASDAQ: NWL) is a leading global consumer goods company with a strong portfolio of well-known brands, including Rubbermaid, FoodSaver, Calphalon, Sistema, Sharpie, Paper Mate, Dymo, EXPO, Elmer’s, Yankee Candle, Graco, NUK, Rubbermaid Commercial Products, Spontex, Coleman, Campingaz, Contigo, Oster, Sunbeam and Mr. Coffee. Newell Brands’ beloved, planet friendly brands enhance and brighten consumers lives at home and outside by creating moments of joy, building confidence and providing peace of mind.

This press release and additional information about Newell Brands are available on the company’s website, www.newellbrands.com.

Caution Concerning Forward-Looking Statements

Some of the statements in this press release, including, but not limited to, those statements relating to pre-tax savings from Project Phoenix, restructuring and related costs, cash expenditures, strengthening the company, timing of implementation and completion of Project Phoenix, driving meaningful margin improvement, efficiencies and complexity reduction, are forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon the company’s current plans, assumptions, beliefs, and expectations. Forward-looking statements are subject to the occurrence of many events outside of the company’s control. Actual results and the timing of events may differ materially from those expressed or implied in the forward-looking statements due to numerous factors that involve substantial known and unknown risks and uncertainties. These risks and uncertainties include, among other things, the risks and uncertainties included in the Company’s reports on Forms 10-K, 10-Q and 8-K and in other filings the Company makes with the U.S. Securities and Exchange Commission from time to time, available at www.sec.gov. Forward-looking statements should be considered in light of these risks and uncertainties. Investors and others are cautioned not to place undue reliance on forward-looking statements. All forward-looking statements contained herein speak only as of the date hereof. The company assumes no obligation to update any forward-looking statements as a result of new information, future events or developments.

Contacts: Investors: Sofya Tsinis VP, Investor Relations +1 (201) 610-6901 sofya.tsinis@newellco.com	Media: Beth Stellato Chief Communications Officer +1 (470) 580-1086 beth.stellato@newellco.com

6655 Peachtree Dunwoody Road    NASDAQ: NWL

Atlanta, GA 30328                          www.newellbrands.com

+1 (770) 418-7000